SECRETARY OF STATE

STATE OF NEVADA

CERTIFICATE OF EXISTENCE

WITH STATUS IN GOOD STANDING

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to fillings by corporations, non-profit corporations, corporations soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trust pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC. as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since May 23, 2002, and is in good standing in this state.

IN WITNESS WHEREOF, I have hereunto set my
Hand and affixed the Great Seal of State, at my
Office on November 6, 2006.
/s/ Dean Heller
Dean Heller
Secretary of State

Electronic Certificate

Certificate Number: C20061106-0675

You may verify this electronic certificate on line at http://secretary ofstate.biz/